Exhibit 99.1

URBAN OUTFITTERS, INC.

Philadelphia, PA – April 27, 2011

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

URBAN OUTFITTERS ANNOUNCES LEIFSDOTTIR

TO BE SOLD EXCLUSIVELY AT ANTHROPOLOGIE

PHILADELPHIA, PA, April 27, 2011 (GLOBENEWSWIRE) Urban Outfitters, Inc. (NASDAQ: URBN) (the “Company”), a leading lifestyle specialty retail company operating under the Anthropologie, BHLDN, Free People, Leifsdottir, Terrain, and Urban Outfitters brands, today announced a change in the Leifsdottir brand strategy and provided a quarter-to-date total company consolidated net sales update for the first quarter of fiscal 2012.

Today Urban Outfitters announced that the Leifsdottir brand will be sold exclusively at Anthropologie stores and through its direct-to-consumer business, and will discontinue wholesale distribution with the conclusion of spring deliveries. Johanna Uurasjarvi, Creative Director for Leifsdottir, will return to the Anthropologie brand as the Executive Creative Director of Anthropologie Product Design. “We believe this change gives us the best opportunity to maximize the brand equity of the Leifsdottir label, and we are excited to welcome Johanna back to the Anthropologie business,” said Glen T. Senk, Chief Executive Officer. The Company expects to record one-time costs of approximately $2.7 million in the first quarter of the current fiscal year for the disposal of certain Leifsdottir assets, disposition of inventory and other related costs.

Urban Outfitters also announced that quarter-to-date comparable retail segment sales through the Easter holiday weekend were low single-digit negative, consistent with the update provided in its Annual Report on Form 10-K filed on April 1, 2011.

Urban Outfitters, Inc. is an innovative specialty retail company that offers a variety of lifestyle merchandise to highly defined customer niches through 176 Urban Outfitters stores in the United States, Canada, and Europe, catalogs and four web sites; 153 Anthropologie stores in the United States, Canada and Europe, catalogs and two websites; Free People wholesale, which sells its product to approximately 1,400 specialty stores and select department stores; 42 Free People stores, catalogs and a web site; Leifsdottir wholesale, which sells its product to approximately 65 specialty stores and select department stores and through a web site; 1 Terrain garden center and web site; and BHLDN, which sells its product through a web site as of January 31, 2011.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, lowered levels of consumer confidence and higher levels of unemployment, and continuation of lowered levels of consumer spending resulting from the continuing worldwide economic downturn, any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas, the closing of any of our distribution centers, our ability to protect our intellectual property rights, risks associated with internet sales, response to new store concepts, potential difficulty liquidating certain marketable security investments and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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